Pricing Supplement No. W45 To Product Supplement No. W-I dated June 30, 2017, Prospectus Supplement dated June 30, 2017 and Prospectus dated June 30, 2017	Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-218604-02 February 2, 2018

Structured Investments	Credit Suisse 1,822 54 Week Call Warrants Expiring February 21, 2019 Linked to the Performance of an Equally Weighted Basket Consisting of 20 Stocks
•	The warrants are designed for investors who seek a leveraged return at expiration based on the performance of an equally weighted basket consisting of 20 stocks. Investors should be willing to forgo interest and dividend payments and (i) if the Final Basket Level is greater than the Initial Basket Level by less than 13.23%, be willing to lose some of their investment or (ii) if the Final Basket Level is equal to or less than the Call Strike Threshold, be willing to lose all of their investment.

•	Unsecured contractual obligations of Credit Suisse AG, acting through its Nassau branch, expiring February 21, 2019. The warrants will rank pari passu with all of our other unsecured contractual obligations and our unsecured and unsubordinated debt obligations. Any payment at expiration is subject to our ability to pay our obligations as they become due.

•	You do not have the right to exercise your warrants prior to expiration. The warrants are risky investments and may expire worthless.

•	You must have an options-approved account in order to purchase the warrants. The warrants involve a high degree of risk and are not appropriate for every investor. You must be able to understand and bear the risk of an investment in the warrants, and you should be experienced with respect to options and option transactions.

•	The initial offering price of each warrant, which we also refer to as the Issue Price, is $82.30.

•	The minimum initial investment is $10,040.60, resulting in a minimum initial purchase of 122 warrants.

•	The warrants priced on February 2, 2018 (the “Trade Date”) and are expected to settle on February 7, 2018 (the “Settlement Date”). Delivery of the warrants in book-entry form only will be made through The Depository Trust Company.

Key Terms

Issuer:	Credit Suisse AG (“Credit Suisse”), acting through its Nassau branch
Basket:	The warrants are linked to the performance of an equally weighted basket consisting of 20 stocks (each, a “Basket Component” and together, the “Basket Components”). We refer to the issuer of each Basket Component as a “Reference Share Issuer” and the issuers collectively as the “Reference Share Issuers.” For more information on the Basket Components, see “The Basket Components” herein. Each Basket Component is identified in the table below, together with its Bloomberg ticker symbol, Initial Level and Component Weighting:
Basket Component	Ticker	Initial Level	Component Weighting
The common stock of Comerica Incorporated	CMA UN <Equity>	$94.96	1/20
The common stock of First Republic Bank	FRC UN <Equity>	$90.27	1/20
The common shares of KeyCorp	KEY UN <Equity>	$21.76	1/20
The common stock of SVB Financial Group	SIVB UW <Equity>	$249.10	1/20
The common stock of Biogen Inc.	BIIB UW <Equity>	$343.83	1/20
The common stock of BioMarin Pharmaceutical Inc.	BMRN UW <Equity>	$90.82	1/20
The common stock of WellCare Health Plans, Inc.	WCG UN <Equity>	$204.73	1/20
The common stock of Vertex Pharmaceuticals	VRTX UW <Equity>	$166.24	1/20
The common stock of Pfizer Inc.	PFE UN <Equity>	$36.61	1/20
The common stock of Fortive Corporation	FTV UW <Equity>	$75.35	1/20
The capital stock of Kennametal Inc.	KMT UN <Equity>	$46.68	1/20
The common stock of Terex Corporation	TEX UN <Equity>	$45.25	1/20
The common stock of Textron Inc.	TXT UN <Equity>	$59.06	1/20
The common stock of Palo Alto Networks, Inc.	PANW UN <Equity>	$155.18	1/20
The common stock of Twitter, Inc.	TWTR UN <Equity>	$25.92	1/20
The common stock of ON Semiconductor Corporation	ON UW <Equity>	$23.69	1/20
The common stock of Xilinx, Inc.	XLNX UW <Equity>	$70.64	1/20
The common stock of Akamai Technologies, Inc.	AKAM UW <Equity>	$65.72	1/20
The common stock of LogMeIn, Inc.	LOGM UW <Equity>	$124.50	1/20
The common stock of DowDuPont Inc.	DWDP UN <Equity>	$70.89	1/20
Issue Price:	$82.30 per warrant (equal to 8.23% of the Notional Amount)
Notional Amount:	$1,000 per warrant.
Listing:	The warrants will not be listed on any securities exchange.
CUSIP:	22539T159

(“Key Terms” continued on next page)

Investing in the warrants involves a number of risks. See “Selected Risk Considerations” beginning on page 4 of this pricing supplement and “Risk Factors” beginning on page PS-4 of any accompanying product supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the warrants or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Underwriting Discounts and Commissions(1)	Proceeds to Issuer
Per warrant	$82.30	$3.30	$79.00
Total	$149,950.60	$6,012.60	$143,938

(1) J.P. Morgan Securities LLC, which we refer to as JPMS, and JPMorgan Chase Bank, N.A. will act as placement agents for the warrants. We or one of our affiliates will pay discounts and commissions of $3.30 per warrant to the placement agents. For more detailed information, please see the “Supplemental Plan of Distribution” on the last page of this pricing supplement.
Credit Suisse currently estimates the value of each warrant on the Trade Date is $78.30 (as determined by reference to our valuation models). See “Selected Risk Considerations” in this pricing supplement.

The warrants are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

J.P. Morgan

Placement Agent

February 2, 2018

(continued from previous page)

Payment at Expiration:	On the Expiration Date, the warrants will be exercised automatically and you will receive a cash payment equal to the Cash Settlement Value. Any payment at expiration is subject to our ability to pay our obligations as they become due.
Cash Settlement Value:	With respect to each warrant you hold, the Cash Settlement Value at expiration will equal:
• If the Final Basket Level is greater than the Call Strike Threshold, an amount calculated as follows:
Notional Amount × (Basket Return − 5%)
• If the Final Basket Level is equal to or less than the Call Strike Threshold, $0.
If the Final Basket Level is equal to or less than the Call Strike Threshold, the warrants will expire worthless. In that case, you will lose your entire investment. In addition, if the Final Basket Level is greater than the Call Strike Threshold but by less than 8.23%, you will lose a portion of your initial investment.
Basket Return:	The performance of the Basket from the Initial Basket Level to the Final Basket Level, calculated as follows: Final Basket Level – Initial Basket Level Initial Basket Level
Call Strike Threshold:	105% of the Initial Basket Level
Initial Basket Level:	Set equal to 100 on the Trade Date.
Final Basket Level:	The arithmetic average of the level of the Basket on each of the five Valuation Dates. The level of the Basket on any Valuation Date will depend on the Component Return for each Basket Component on such Valuation Date as adjusted by the Component Weighting for each Basket Component, calculated as follows:
100 × [1 + (CMA Return × 1/20) + (FRC Return × 1/20) + (KEY Return × 1/20) + (SIVB Return × 1/20) + (BIIB Return × 1/20) + (BMRN Return × 1/20) + (WCG Return × 1/20) + (VRTX Return × 1/20) + (PFE Return × 1/20) + (FTV Return × 1/20) + (KMT Return × 1/20) + (TEX Return × 1/20) + (TXT Return × 1/20) + (PANW Return × 1/20) + (TWTR Return × 1/20) + (ON Return × 1/20) + (XLNX Return × 1/20) + (AKAM Return × 1/20) + (LOGM Return × 1/20) + (DWDP Return × 1/20)]
The “CMA Return,” “FRC Return,” “KEY Return,” “SIVB Return,” “BIIB Return,” “BMRN Return,” “WCG Return,” “VRTX Return,” “PFE Return,” “FTV Return,” “KMT Return,” “TEX Return,” “TXT Return,” “PANW Return,” “TWTR Return,” “ON Return,” “XLNX Return,” “AKAM Return,” “LOGM Return” and “DWDP Return” are the respective Component Returns for each Basket Component on the applicable Valuation Date.
Component Return:	With respect to each Basket Component, on any Valuation Date the Component Return will be calculated as follows: Final Level – Initial Level Initial Level
Initial Level:	For each Basket Component, the closing level of such Basket Component on the Trade Date, as set forth in the table above.
Final Level:	For each Basket Component on any Valuation Date, the closing level of such Basket Component on such Valuation Date.
Valuation Dates:	February 11, 2019, February 12, 2019, February 13, 2019, February 14, 2019 and February 15, 2019 (each a “Valuation Date” and February 15, 2019, the “Final Valuation Date”), subject to postponement as set forth in any accompanying product supplement under “Description of the Warrants—Postponement of valuation dates” or if any Valuation Date is postponed because it is not a trading day. If any Valuation Date is not a trading day for any Basket Component, then each Valuation Date for such Basket Component scheduled to occur on consecutive trading days following such scheduled Valuation Date, if any, will be postponed by the corresponding number of trading days by which such scheduled Valuation Date is postponed.
Expiration Date:	February 21, 2019, subject to postponement as set forth in any accompanying product supplement under “Description of the Warrants—Postponement of valuation dates.” If the Final Valuation Date for any Basket Component is postponed for any reason, then the Expiration Date will be postponed to the fifth business day following the Final Valuation Date as postponed. If the Expiration Date is not a business day, then the Payment at Expiration will be payable on the first following business day, unless that business day falls in the next calendar month, in which case payment will be made on the first preceding business day.

Additional Terms Specific to the Warrants

You should read this pricing supplement together with the product supplement dated June 30, 2017, the prospectus supplement dated June 30, 2017 and the prospectus dated June 30, 2017, relating to our Medium-Term Warrants of which these warrants are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product Supplement No. W-I dated June 30, 2017:

http://www.sec.gov/Archives/edgar/data/1053092/000095010317006319/dp77786_424b2-wi.htm

•	Prospectus Supplement and Prospectus dated June 30, 2017:

https://www.sec.gov/Archives/edgar/data/1053092/000095010317006341/dp77915_424b2-psw1.htm

In the event the terms of the warrants described in this pricing supplement differ from, or are inconsistent with, the terms described in any product supplement, the prospectus supplement or prospectus, the terms described in this pricing supplement will control.

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this pricing supplement, “we,” “us,” or “our” refers to Credit Suisse.

This pricing supplement, together with the documents listed above, contains the terms of the warrants and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, fact sheets, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. We may, without the consent of the registered holder of the warrants and the owner of any beneficial interest in the warrants, amend the warrants to conform to its terms as set forth in this pricing supplement and the documents listed above, and the trustee is authorized to enter into any such amendment without any such consent. You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” in this pricing supplement and “Risk Factors” in any accompanying product supplement, “Foreign Currency Risks” in the accompanying prospectus, and any risk factors we describe in the combined Annual Report on Form 20-F of Credit Suisse Group AG and us incorporated by reference therein, and any additional risk factors we describe in future filings we make with the SEC under the Securities Exchange Act of 1934, as amended, as the warrants involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisors before deciding to invest in the warrants.

Hypothetical Total Return on the Warrants at Expiration Per $1,000 Notional Amount of Warrants

The table and examples below illustrate hypothetical total returns at expiration per Notional Amount of warrants for a hypothetical range of performance of the Basket. The “total return” as used in the table below is calculated as (i) the Cash Settlement Value divided by the Issue Price, minus (ii) one, expressed as a percentage. The hypothetical total returns set forth below assume the warrants are purchased at an Issue Price of 8.23% of the Notional Amount or $82.30 per warrant. The hypothetical Cash Settlement Values and total returns set forth below are for illustrative purposes only. The actual Cash Settlement Value and total return applicable to a purchaser of the warrants will be based on the Issue Price and the Final Basket Level. You should consider carefully whether the warrants are suited to your investment goals. Any payment at expiration is subject to our ability to pay our obligations as they become due. The numbers appearing in the table and examples below have been rounded for ease of analysis.

Basket Return	Initial Investment (Issue Price)	Cash Settlement Value	Total Return
100%	$82.30	$950	1054.31%
90%	$82.30	$850	932.81%
80%	$82.30	$750	811.30%
70%	$82.30	$650	689.79%
60%	$82.30	$550	568.29%
50%	$82.30	$450	446.78%
40%	$82.30	$350	325.27%
30%	$82.30	$250	203.77%
20%	$82.30	$150	82.26%
13.23%	$82.30	$82.30	0%
10%	$82.30	$50	−39.25%
8.23%	$82.30	$32.30	−60.75%
6%	$82.30	$10	−87.85%
5%	$82.30	$0	−100%
0%	$82.30	$0	−100%
−10%	$82.30	$0	−100%
−20%	$82.30	$0	−100%
−30%	$82.30	$0	−100%
−40%	$82.30	$0	−100%
−50%	$82.30	$0	−100%
−60%	$82.30	$0	−100%
−70%	$82.30	$0	−100%
−80%	$82.30	$0	−100%
−90%	$82.30	$0	−100%
−100%	$82.30	$0	−100%

Hypothetical Examples of Amounts Payable at Expiration

The following examples illustrate how the Cash Settlement Values set forth in the table above are calculated.

Example 1: The level of the Basket increases by 50% from the Initial Basket Level to the Final Basket Level. Because the Final Basket Level is greater than the Call Strike Threshold, the investor would receive a Cash Settlement Value at expiration on the warrants calculated as follows:

Cash Settlement Value	=	$1,000 × (Basket Return − 5%)
	=	$1,000 × 45%
	=	$450

Because the Final Basket Level is greater than the Initial Basket Level by more than 13.23%, the investor will receive a positive return on the warrants of approximately 446.78%.

Example 2: The level of the Basket increases by 6% from the Initial Basket Level to the Final Basket Level. Because the Final Basket Level is greater than the Call Strike Threshold by less than 8.23%, the investor would receive a Cash Settlement Value at expiration on the warrants calculated as follows:

Cash Settlement Value	=	$1,000 × (Basket Return – 5%)
	=	$1,000 × 1%
	=	$10

Because the Final Basket Level is greater than the Initial Basket Level, but by less than 13.23%, the investor will lose at least a portion of the investment, in this case $72.30 of the initial investment of $82.30 per warrant, which is equivalent to a loss of approximately 87.85%.

Example 3: The Final Basket Level is equal to the Call Strike Threshold. Because the Final Basket Level is equal to the Call Strike Threshold, the Basket Return is zero and the warrants expire worthless. Therefore, the investor will lose 100% of the initial investment of $82.30 per warrant.

Example 4: The level of the Basket decreases by 20% from the Initial Basket Level to the Final Basket Level. Because the Final Basket Level is less than the Call Strike Threshold, the warrants expire worthless. Therefore, the investor will lose 100% of the initial investment of $82.30 per warrant.

Selected Risk Considerations

An investment in the warrants involves significant risks. Investing in the warrants is not equivalent to investing directly in the Basket Components. These risks are explained in more detail in the “Risk Factors” section of any accompanying product supplement.

•	THE WARRANTS ARE A RISKY INVESTMENT AND MAY EXPIRE WORTHLESS – The warrants do not guarantee any return of your investment and are subject to considerable downside leverage. The return on the warrants at expiration is linked to the performance of the Basket Components and will depend on whether, and the extent to which, the Basket Return is positive or negative. If the Final Basket Level is less than or equal to the Call Strike Threshold, the warrants will expire worthless and you will lose your entire investment. In addition, if the Final Basket Level is greater than the Call Strike Threshold but by less than 8.23%, you will lose a portion of your investment in the warrants because the Cash Settlement Value will be less than the Issue Price. If the Basket appreciates from the Initial Basket Level to the Final Basket Level by less than 13.23%, you will lose at least a portion, and possibly all, of your investment. You will not begin to earn a positive return unless the Basket appreciates from the Initial Basket Level to the Final Basket Level by more than 13.23%.

•	THE WARRANTS ARE SUBJECT TO THE CREDIT RISK OF CREDIT SUISSE — Investors are dependent on our ability to pay all amounts due on the warrants and, therefore, if we were to default on our obligations, you may not receive any amounts owed to you under the warrants. In addition, any decline in our credit ratings, any adverse changes in the market’s view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the value of the warrants prior to expiration.

•	REGARDLESS OF THE AMOUNT OF ANY PAYMENT YOU RECEIVE ON THE WARRANTS, YOUR ACTUAL YIELD MAY BE DIFFERENT IN REAL VALUE TERMS — Inflation may cause the real value of any payment you receive on the warrants to be less at expiration than it is at the time you invest. An investment in the warrants also represents a forgone opportunity to invest in an alternative asset that generates a higher real return. You should carefully consider whether an investment that may result in a return that is lower than the return on alternative investments is appropriate for you.

•	CHANGES IN THE VALUES OF THE BASKET COMPONENTS MAY OFFSET EACH OTHER — Movements in the level of the Basket Components may not correlate with each other. At a time when the value of one or more of the Basket Components increases, the level of the other Basket Components may not increase as much or may even decline. Therefore, in calculating the Basket Return, increases in the level of one or more of the Basket Components may be moderated, or more than offset, by lesser increases or declines in the level of the other Basket Components.

•	THE AVERAGING CONVENTION USED TO CALCULATE THE FINAL BASKET LEVEL COULD LIMIT RETURNS — Your investment in the warrants may not perform as well as an investment in an instrument that measures the point-to-point performance of the Basket from the Trade Date to the Final Valuation Date. Your ability to participate in the appreciation of the Basket, if any, may be limited by the 5-day-end-of-term averaging used to calculate the Final Basket Level, especially if there is a significant increase in the closing level of any of the Basket Components on the Final Valuation Date. Accordingly, you may not receive the benefit of the full appreciation of the Basket, if any, between the Trade Date and the Final Valuation Date.

•	THE INITIAL PUBLIC OFFERING PRICE OF THE WARRANTS MAY BE HIGHER THAN THAT OF SIMILAR OPTIONS – The initial public offering price of the warrants may be higher than the price of options on the Basket an investor might pay for a comparable listed option or in a private transaction.

•	THE WARRANTS ARE SUITABLE ONLY FOR INVESTORS WITH OPTIONS-APPROVED ACCOUNTS – We are requiring that warrants be sold only to investors with options−approved accounts. We suggest that investors considering purchasing warrants be experienced with respect to options and options transactions and reach an investment decision only after carefully considering, with their advisors, the suitability of the warrants in light of their particular circumstances. Warrants may not be suitable for persons dependent upon a fixed income, for individual retirement plan accounts or for accounts under the Uniform Transfers/Gifts to Minors Act. You should be prepared to sustain a total loss of your investment in the warrants.

•	THE WARRANTS ARE NOT STANDARDIZED OPTIONS ISSUED BY THE OPTIONS CLEARING CORPORATION – The warrants are not standardized options of the type issued by the Options Clearing Corporation (the “OCC”), a clearing agency regulated by the SEC. For example, unlike purchasers of OCC standardized options who have the credit benefits of guarantees and margin and collateral deposits by OCC clearing members to protect the OCC from a clearing member’s failure, purchasers of the warrants must look solely to us for performance of our obligations to pay the Cash Settlement Value, if any, upon the exercise of the warrants. The warrants are our unsecured contractual obligations and will rank equally with our other unsecured contractual obligations and with our unsecured and unsubordinated debt. In addition, the secondary market for the warrants, if any, is not expected to be as liquid as the market for OCC standardized options.

•	THE RETURN ON THE WARRANTS MAY BE LOWER THAN RETURN ON OTHER INVESTMENTS WITH A SIMILAR TERM — The warrants are not debt instruments and we will not pay interest on the warrants. You may receive less at expiration than you could have earned on ordinary interest-bearing debt securities with a similar term, including other of our debt securities, since the payment at expiration is based on the performance of the Basket. Because the payment due at expiration may be less than the amount originally invested in the warrants and may even be zero, the return on the warrants (i.e., the effective yield to the expiration date) may be negative and you may even lose your entire investment. Even if the return on the warrants is positive, the return may not be sufficient to compensate you for any loss in value due to inflation and other factors relating to the time value of money.

•	THE TIME REMAINING TO THE EXPIRATION DATE MAY ADVERSELY AFFECT THE VALUE OF THE WARRANTS — You will lose your entire investment if the Final Basket Level is less than or equal to the Call Strike Threshold. This risk of losing your entire investment will reflect the nature of a warrant as an asset that tends to decline in value over time and that will be worthless if it is “out-of-the-money” when it is exercised. Assuming all other factors are held constant, the risk that the warrants will expire worthless will increase the more the level of the Basket falls below the Call Strike Threshold and the shorter the time remaining until the expiration date. Therefore, the value of the warrants will reflect both the rise or decline in the level of the Basket and the time remaining to the expiration date, among other factors.

•	THE PROBABILITY THAT YOU WILL LOSE SOME OR ALL OF YOUR INVESTMENT WILL DEPEND ON THE VOLATILITY OF THE BASKET COMPONENTS — “Volatility” refers to the frequency and magnitude of changes in the levels of the Basket Components. The greater the expected volatility with respect to the Basket Components on the Trade Date, the higher the expectation as of the Trade Date that the level of the Basket could (i) decrease or (ii) increase less than 13.23% over the term of the warrants, indicating a higher expected risk of loss on the warrants. The terms of the warrants are set, in part, based on expectations about the volatility of the Basket Components as of the Trade Date. The volatility of the Basket Components can change significantly over the term of the warrants. The levels of the Basket Components could fall sharply, which could result in the warrants expiring worthless. You should be willing to accept the downside market risk of the Basket Components and the potential to lose your entire investment at expiration.

•	HEDGING AND TRADING ACTIVITY — While the warrants are outstanding, we or any of our affiliates may carry out hedging activities related to the warrants, including in the Basket Components or instruments related to the Basket Components. We or our affiliates may also trade in the Basket Components or instruments related to the Basket Components from time to time. Any of these hedging or trading activities on or prior to the Trade Date and during the term of the warrants could adversely affect our payment to you at expiration.

•	THE ESTIMATED VALUE OF THE WARRANTS ON THE TRADE DATE IS LESS THAN THE PRICE TO PUBLIC — The initial estimated value of your warrants on the Trade Date (as determined by reference to our pricing models) is less than the original Price to Public. The Price to Public of the warrants includes any discounts or commissions as well as transaction costs such as expenses incurred to create, document and market the warrants and the cost of hedging our risks as issuer of the warrants through one or more of our affiliates (which includes a projected profit). These costs will be effectively borne by you as an investor in the warrants. These amounts will be retained by Credit Suisse or our affiliates in connection with our structuring and offering of the warrants (except to the extent discounts or commissions are reallowed to other broker-dealers or any costs are paid to third parties).

On the Trade Date, we value the warrants in accordance with our valuation models. Our option valuation models are proprietary. They take into account factors such as interest rates, volatility and time to expiration of the warrants, and they rely in part on certain assumptions about future events, which may prove to be incorrect.

Because Credit Suisse’s valuation models may differ from other issuers’ valuation models, our estimated value at any time may not be comparable to estimated values of similar warrants of other issuers.

•	SECONDARY MARKET PRICES — If Credit Suisse (or an affiliate) bids for your warrants in secondary market transactions, which we are not obligated to do, the secondary market price (and the value used for account statements or otherwise) may be higher or lower than the Price to Public and the estimated value of the warrants on the Trade Date. The estimated value of the warrants on the cover of this pricing supplement does not represent a minimum price at which we would be willing to buy the warrants in the secondary market (if any exists) at any time. The secondary market price of your warrants at any time cannot be predicted and will reflect the then-current estimated value determined by reference to our pricing models and other factors. These other factors include customary bid and ask spreads and other transaction costs, changes in market conditions and any deterioration or improvement in our creditworthiness. Furthermore, assuming no change in market conditions from the Trade Date, the secondary market price of your warrants will be lower than the Price to Public because it will not include any discounts or commissions and hedging and other transaction costs. If you sell your warrants to a dealer in a secondary market transaction, the dealer may impose an additional discount or commission, and as a result the price you receive on your warrants may be lower than the price at which we may repurchase the warrants from such dealer.

We (or an affiliate) may initially post a bid to repurchase the warrants from you at a price that will exceed the then-current estimated value of the warrants. That higher price reflects our projected profit and costs that were included in the Price to Public, and that higher price may also be initially used for account statements or otherwise. We (or our affiliate) may offer to pay this higher price, for your benefit, but the amount of any excess over the then-current estimated value will be temporary and is expected to decline over a period of approximately three months.

The warrants are not designed to be short-term trading instruments and any sale prior to expiration could result in a substantial loss to you. You should be willing and able to hold your warrants to expiration.

•	CREDIT SUISSE IS SUBJECT TO SWISS REGULATION — As a Swiss bank, Credit Suisse is subject to regulation by governmental agencies, supervisory authorities and self-regulatory organizations in Switzerland. Such regulation is increasingly more extensive and complex and subjects Credit Suisse to risks. For example, pursuant to Swiss banking laws, the Swiss Financial Market Supervisory Authority (FINMA) may open resolution proceedings if there are justified concerns that Credit Suisse is over-indebted, has serious liquidity problems or no longer fulfills capital adequacy requirements. FINMA has broad powers and discretion in the case of resolution proceedings, which include the power to convert debt instruments and other liabilities of Credit Suisse into equity and/or cancel such liabilities in whole or in part. If one or more of these measures were imposed, such measures may adversely affect the terms and market value of the warrants and/or the ability of Credit Suisse to make payments thereunder and you may not receive any amounts owed to you under the warrants.

•	POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the warrants, including acting as calculation agent, hedging our obligations under the warrants and determining their estimated value. In performing these duties, the economic interests of us and our affiliates are potentially adverse to your interests as an investor in the warrants. Further, hedging activities may adversely affect any payment on or the value of the warrants. Any profit in connection with such hedging activities will be in addition to any other compensation that we and our affiliates receive for the sale of the warrants, which creates an additional incentive to sell the warrants to you. We and/or our affiliates may also currently or from time to time engage in business with the Reference Share Issuers, including extending loans to, or making equity investments in, the Reference Share Issuers or providing advisory services to the Reference Share Issuers. In addition, one or more of our affiliates may publish research reports or otherwise express opinions with respect to the Reference Share Issuers and these reports may or may not recommend that investors buy or hold shares of the Basket Components. As a prospective purchaser of the warrants, you should undertake an independent investigation of the Reference Share Issuers that in your judgment is appropriate to make an informed decision with respect to an investment in the warrants.

•	LACK OF LIQUIDITY — The warrants will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the warrants in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the warrants when you wish to do so. Because other dealers are not likely to make a secondary market for the warrants, the price at which you may be able to trade your warrants is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the warrants. If you have to sell your warrants prior to expiration, you may not be able to do so, or you may have to sell them at a substantial loss.

•	UNPREDICTABLE ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE WARRANTS — In addition to the levels of the Basket Components, the value of the warrants may be influenced by factors such as:

•	market expectations as to future levels of the Basket Components;

•	interest and yield rates in the market generally;

•	the dividend rates on the Basket Components;

•	the expected and actual volatility of the Basket Components;

•	the expected and actual correlation, if any, between the Basket Components;

•	changes and adjustments made to the Basket Components;

•	investors’ expectations with respect to the rate of inflation;

•	events affecting companies engaged in the industries of the Reference Share Issuers;

•	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the Reference Share Issuers or markets generally and which may affect the levels of the Basket Components;

•	the time to expiration of the warrants; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors may influence the price that you will receive if you choose to sell your warrants prior to expiration. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

•	NO OWNERSHIP RIGHTS RELATING TO THE BASKET COMPONENTS — Your return on the warrants will not reflect the return you would realize if you actually owned the Basket Components. The return on your investment is not the same as the total return based on the purchase of the Basket Components.

•	NO DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the warrants, you will not have voting rights or rights to receive cash dividends or other distributions or other rights with respect to the Basket Components.

•	ANTI-DILUTION PROTECTION IS LIMITED — The calculation agent will make anti-dilution adjustments for certain events affecting the Basket Components. However, an adjustment will not be required in response to all events that could affect the Basket Components. If an event occurs that does not require the calculation agent to make an adjustment, or if an adjustment is made but such adjustment does not fully reflect the economics of such event, the value of the warrants may be materially and adversely affected. See “Description of the Warrants—Adjustments—Adjustments for equity securities of a reference share issuer” in the accompanying product supplement.

Supplemental Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the warrants may be used in connection with hedging our obligations under the warrants through one or more of our affiliates. Such hedging or trading activities on or prior to the Trade Date and during the term of the warrants (including on any Valuation Date) could adversely affect the value of the Basket Components and, as a result, could decrease the amount you may receive on the warrants at expiration. For additional information, see “Supplemental Use of Proceeds and Hedging” in any accompanying product supplement.

The Basket Components

Companies with securities registered under the Securities Exchange Act of 1934 (the “Exchange Act”) are required to periodically file certain financial and other information specified by the SEC. Information provided to or filed with the SEC by the Reference Share Issuers pursuant to the Exchange Act can be located by reference to the SEC file numbers provided below.

According to its publicly available filings with the SEC, Comerica Incorporated is a financial services company operating three major business segments: the Business Bank, the Retail Bank, and Wealth Management. The common stock of Comerica Incorporated is listed on the New York Stock Exchange. Comerica Incorporated’s SEC file number is 001-10706 and can be accessed through www.sec.gov.

According to its publicly available filings with the FDIC, First Republic Bank is a commercial bank and trust company with deposits insured by the FDIC. The common stock of First Republic Bank is listed on the New York Stock Exchange. Information provided to or filed with the FDIC by First Republic can be located by reference to the FDIC certificate number 59017 and can be accessed through www.fdic.gov.

According to its publicly available filings with the SEC, KeyCorp is a bank-based financial services company. The common shares of KeyCorp are listed on the New York Stock Exchange. KeyCorp’s SEC file number is 001-11302 and can be accessed through www.sec.gov.

According to its publicly available filings with the SEC, SVB Financial Group is a financial services company, a bank holding company and a financial holding company. The common stock of SVB Financial Group is listed on the Nasdaq Global Select Market. SVB Financial Group’s SEC file number is 000-15637 and can be accessed through www.sec.gov.

According to its publicly available filings with the SEC, Biogen Inc. is a biopharmaceutical company focused on discovering, developing, manufacturing and delivering therapies to people living with neurological, rare and autoimmune diseases. The common stock of Biogen Inc. is listed on the Nasdaq Global Select Market. Biogen Inc.’s SEC file number is 000-19311 and can be accessed through www.sec.gov.

According to its publicly available filings with the SEC, BioMarin Pharmaceutical Inc. is a biotechnology company. The common stock of BioMarin Pharmaceutical Inc. is listed on the Nasdaq Global Select Market. BioMarin Pharmaceutical Inc.’s SEC file number is 000-26727 and can be accessed through www.sec.gov.

According to its publicly available filings with the SEC, WellCare Health Plans, Inc. is a managed care company. The common stock of WellCare Health Plans, Inc. is listed on the New York Stock Exchange. WellCare Health Plans, Inc.’s SEC file number is 001-32209 and can be accessed through www.sec.gov.

According to its publicly available filings with the SEC, Vertex Pharmaceuticals develops, manufactures and commercializes medicines for serious diseases. The common stock of Vertex Pharmaceuticals Incorporated is listed on the Nasdaq Global Select Market. Vertex Pharmaceuticals Incorporated’s SEC file number is 000-19319 and can be accessed through www.sec.gov.

According to its publicly available filings with the SEC, Pfizer Inc. is a research-based biopharmaceutical company. The common stock of Pfizer Inc. is listed on the New York Stock Exchange. Pfizer Inc.’s SEC file number is 001-03619 and can be accessed through www.sec.gov.

According to its publicly available filings with the SEC, Fortive Corporation is an industrial growth company. The common stock of Fortive Corporation is listed on the New York Stock Exchange. Fortive Corporation’s SEC file number is 001-37654 and can be accessed through www.sec.gov.

According to its publicly available filings with the SEC, Kennametal Inc. is a manufacturer of tungsten carbide metal cutting tooling. The capital stock of Kennametal Inc. is listed on the New York Stock Exchange. Kennametal Inc.’s SEC file number is 001-05318 and can be accessed through www.sec.gov.

According to its publicly available filings with the SEC, Terex Corporation provides lifting and material processing products and services. The common stock of Terex Corporation is listed on the New York Stock Exchange. Terex Corporation’s SEC file number is 001-10702 and can be accessed through www.sec.gov.

According to its publicly available filings with the SEC, Textron Inc. is a multi-industry company with a network of aircraft, defense, industrial and finance businesses. The common stock of Textron Inc. is listed on the New York Stock Exchange. Textron Inc.’s SEC file number is 001-05480 and can be accessed through www.sec.gov.

According to its publicly available filings with the SEC, Palo Alto Networks, Inc. provides cyber-security products to enterprises, service providers and government entities. The common stock of Palo Alto Networks, Inc. is listed on the New York Stock Exchange. Palo Alto Networks, Inc.’s SEC file number is 001-35594 and can be accessed through www.sec.gov.

According to its publicly available filings with the SEC, Twitter, Inc. is an information sharing and technology company. The common stock of Twitter, Inc. is listed on the New York Stock Exchange. Twitter, Inc.’s SEC file number is 001-36164 and can be accessed through www.sec.gov.

According to its publicly available filings with the SEC, ON Semiconductor Corporation produces power management and motor driver semiconductor components. The common stock of ON Semiconductor Corporation is listed on the Nasdaq Global Select Market. ON Semiconductor Corporation’s SEC file number is 000-30419 and can be accessed through www.sec.gov.

According to its publicly available filings with the SEC, Xilinx, Inc. designs and develops programmable devices and associated technologies. The common stock of Xilinx, Inc. is listed on the Nasdaq Global Select Market. Xilinx, Inc.’s SEC file number is 000-18548 and can be accessed through www.sec.gov.

According to its publicly available filings with the SEC, Akamai Technologies, Inc. provides cloud services for delivering, optimizing and securing content and business applications over the Internet. The common stock of Akamai Technologies, Inc. is listed on the Nasdaq Global Select Market. Akamai Technologies, Inc.’s SEC file number is 000-27275 and can be accessed through www.sec.gov.

According to its publicly available filings with the SEC, LogMeIn, Inc. provides cloud-based connectivity offerings. The common stock of LogMeIn, Inc. is listed on the Nasdaq Global Select Market. LogMeIn, Inc.’s SEC file number is 001-34391 and can be accessed through www.sec.gov.

According to its publicly available filings with the SEC, DowDuPont Inc. is a chemical company. The common stock of DowDuPont Inc. is listed on the New York Stock Exchange. DowDuPont Inc.’s SEC file number is 001-38196 and can be accessed through www.sec.gov.

This pricing supplement relates only to the warrants offered hereby and does not relate to the Basket Components or other securities of the Reference Share Issuers. We have derived all disclosures contained in this pricing supplement regarding the Basket Components and the Reference Share Issuers from the publicly available documents described in the preceding paragraph. In connection with the offering of the warrants, neither we nor our affiliates have participated in the preparation of such documents or made any due diligence inquiry with respect to the Reference Share Issuers.

Historical Information on the Basket Components and the Basket

The following graphs sets forth the historical performance of the Basket Components, as well as the Basket as a whole, based on the closing levels of the Basket Components from January 2, 2013 through January 26, 2018. We obtained the historical information below from Bloomberg, without independent verification.

You should not take the historical levels of the Basket Components as an indication of future performance of the Basket Components or the warrants. Any historical trend in the levels of the Basket Components during any period set forth below is not an indication that the levels of the Basket Components are more or less likely to increase or decrease at any time over the term of the warrants.

For additional information about the Basket Components, see “The Basket Components” herein.

The closing price of the common stock of CMA on February 2, 2018 was $94.96.

The closing price of the common stock of FRC on February 2, 2018 was $90.27.

The closing price of the common shares of KEY on February 2, 2018 was $21.76.

The closing price of the common stock of SIVB on February 2, 2018 was $249.10.

The closing price of the common stock of BIIB on February 2, 2018 was $343.83.

The closing price of the common stock of BMRN on February 2, 2018 was $90.82.

The closing price of the common stock of WCG on February 2, 2018 was $204.73.

The closing price of the common stock of VRTX on February 2, 2018 was $166.24.

The closing price of the common stock of PFE on February 2, 2018 was $36.61.

The closing price of the common stock of FTV on February 2, 2018 was $75.35.

The closing price of the common stock of KMT on February 2, 2018 was $46.68.

The closing price of the common stock of TEX on February 2, 2018 was $45.25.

The closing price of the common stock of TXT on February 2, 2018 was $59.06.

The closing price of the common stock of PANW on February 2, 2018 was $155.18.

The closing price of the common stock of TWTR on February 2, 2018 was $25.92.

The closing price of the common stock of ON on February 2, 2018 was $23.69.

The closing price of the common stock of XLNX on February 2, 2018 was $70.64.

The closing price of the common stock of AKAM on February 2, 2018 was $65.72.

The closing price of the common stock of LOGM on February 2, 2018 was $124.50.

The closing price of the common stock of DWDP on February 2, 2018 was $70.89.

Historical Information of the Basket

The Basket graph sets forth the historical performance of the Basket from September 1, 2017 through February 2, 2018. The graph of the historical Basket performance assumes the Basket Level on February 2, 2018 was 100 and the Component Weightings were as specified on the cover of this pricing supplement.

United States Federal Tax Considerations

This discussion supplements and, to the extent inconsistent therewith, supersedes the discussion in the accompanying product supplement under “Material U.S. Federal Income Tax Considerations.”

In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, a warrant will be treated as a cash-settled option for U.S. federal income tax purposes.

Assuming this treatment of the warrants is respected and subject to the discussion in “Material U.S. Federal Income Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result:

•	You should not recognize taxable income over the term of the warrants prior to maturity, other than pursuant to a sale or other disposition.

•	Upon a sale or other disposition (including retirement) of a warrant, you should recognize capital gain or loss equal to the difference between the amount realized and your tax basis in the warrant. Such gain or loss should be long-term capital gain or loss if you held the warrant for more than one year.

We do not plan to request a ruling from the Internal Revenue Service (the “IRS”) regarding the treatment of the warrants, and the IRS or a court might not agree with the treatment described herein.

Non-U.S. Holders. Subject to the discussion below and in “Material U.S. Federal Income Tax Considerations” in the accompanying product supplement, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the warrants, you generally should not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the warrants, provided that (i) income in respect of the warrants is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

We will not attempt to ascertain whether any Reference Share Issuer to which the warrants relate should be treated as a “U.S. real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Internal Revenue Code of 1986, as amended (the “Code”). If any Reference Share Issuer were so treated, certain adverse U.S. federal income tax consequences might apply to you upon the sale, exchange or other disposition of the warrants. You should refer to information filed with the Securities and Exchange Commission by the Reference Share Issuers and consult your tax advisor regarding the possible consequences to you if any Reference Share Issuer is or becomes a USRPHC.

As discussed under “Material U.S. Federal Income Tax Considerations—Non-U.S. Holders Generally—Substitute Dividend and Dividend Equivalent Payments” in the accompanying product supplement, Section 871(m) of the Code generally imposes a 30% withholding tax on “dividend equivalents” paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Treasury regulations under Section 871(m), as modified by an IRS notice, exclude from their scope financial instruments issued in 2018 that do not have a “delta” of one with respect to any U.S. equity. Based on the terms of the warrants and representations provided by us, our counsel is of the opinion that the warrants should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. equity and, therefore, should not be subject to withholding tax under Section 871(m).

A determination that the warrants are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this determination. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to a U.S. equity to which the warrants relate. You should consult your tax advisor regarding the potential application of Section 871(m) to the warrants.

If withholding tax applies to the warrants, we will not be required to pay any additional amounts with respect to amounts withheld.

You should read the section entitled “Material U.S. Federal Income Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the warrants.

You should also consult your tax advisor regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the warrants and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution

Under the terms of distribution agreements with JPMS and JPMorgan Chase Bank, N.A., each dated as of November 17, 2009, JPMS and JPMorgan Chase Bank, N.A. will act as placement agents for the warrants. We or one of our affiliates will pay discounts and commissions of $3.30 per warrant to the placement agents. For additional information, see “Underwriting (Conflicts of Interest)” in any accompanying product supplement.

We expect to deliver the warrants against payment for the warrants on the Settlement Date indicated herein, which may be a date that is greater than two business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than two business days after the Trade Date, purchasers who wish to transact in the warrants more than two business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

Validity of the Warrants

In the opinion of Davis Polk & Wardwell LLP, as United States counsel to Credit Suisse, when the warrants offered by this pricing supplement have been executed and issued by Credit Suisse and countersigned by the warrant agent pursuant to the warrant agreement, and delivered against payment therefor, such warrants will be valid and binding obligations of Credit Suisse, enforceable against Credit Suisse in accordance with their terms, subject to (i) applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, (ii) possible judicial or regulatory actions giving effect to governmental actions or foreign laws affecting creditors’ rights and (iii) concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the warrants. Insofar as this opinion involves matters governed by Swiss law, Davis Polk & Wardwell LLP has relied, without independent inquiry or investigation, on the opinion of Homburger AG, dated January 31, 2018 and filed by Credit Suisse as an exhibit to a Current Report on Form 6-K on January 31, 2018. The opinion of Davis Polk & Wardwell LLP is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in the opinion of Homburger AG. In addition, the opinion of Davis Polk & Wardwell LLP is subject to customary assumptions about the establishment of the terms of the warrants, the warrant agent’s authorization, execution and delivery of the warrant agreement and its countersigning of the warrants, and the validity, binding nature and enforceability of the warrant agreement with respect to the warrant agent, all as stated in the opinion of Davis Polk & Wardwell LLP dated January 31, 2018, which was filed by Credit Suisse as an exhibit to a Current Report on Form 6-K on January 31, 2018. Davis Polk & Wardwell LLP expresses no opinion as to waivers of objections to venue, the subject matter or personal jurisdiction of a United States federal court or the effectiveness of service of process other than in accordance with applicable law. In addition, such counsel notes that the enforceability in the United States of Section 10.08(c) of the indenture is subject to the limitations set forth in the United States Foreign Sovereign Immunities Act of 1976.

Credit Suisse